Exhibit 107
Calculation of Filing Fee Table

Form S-8
(Form Type)

Workhorse Group Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001 per share	Other	1,539,340	$2.63	$4,048,464.20	0.0001381	$559.10
Total Offering Amounts					$4,048,464.20		$559.10
Total Fee Offsets							$—
Net Fees Due							$559.10

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(1) The amount registered represents 1,214,340 shares of common stock, par value $0.001 per share (the “Common Stock”), of Workhorse Group Inc., Inc. (the “Registrant”) issuable under the Registrant’s Amended and Restated Workhorse Group 2023 Long-Term Incentive Plan (the “Plan”) and 325,000 shares issuable under the Registrant’s Inducement Equity Award Plan (the “Inducement Plan” and together with the Plan, the “Plans”. Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Registrant’s Common Stock that become issuable pursuant to the Plans by reason of any stock dividend, stock split, recapitalization or other similar transaction that results in an increase in the number of outstanding shares of Registrant’s Common Stock.
(2) Estimated in accordance with paragraphs (c) and (h) of Rule 457 under the Securities Act solely for the purpose of calculating the registration fee on the basis of $2.63, which represents the average of the high and low price per share of the Registrant’s Common Stock on July 13, 2026 as reported on the Nasdaq Capital Market.